Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-256001) pertaining to the 2021 Omnibus Incentive Plan of Bowman Consulting Group Ltd. of our report dated March 15, 2023, with respect to the consolidated financial statements of Bowman Consulting Group Ltd. included in this Annual Report (Form 10-K) for the year-ended December 31, 2022.

/s/ Ernst & Young LLP
Tysons, VA March 15, 2023